EXHIBIT 99.01

FOR IMMEDIATE RELEASE

For more information contact:
Mark C. Brown, Senior Vice President and
Chief Financial Officer
(703) 247-2514
Sonya Udler, Vice President,
Corporate Communications
(703) 247-2517
sonya.udler@strayer.edu

STRAYER EDUCATION, INC. REPORTS RECORD

THIRD QUARTER 2007 REVENUES, EARNINGS AND

FALL TERM 2007 ENROLLMENTS

— Strayer Third Quarter Revenues Up 23% —

— Strayer Third Quarter Diluted EPS $0.64, Up 45% —

— Strayer Fall 2007 Total Enrollments Up 15% / New Students up 16% —

— Strayer to Open Nine New Campuses in 2008 —

— Strayer Increasing Annual Dividend from $1.25 to $1.50

and Paying Special Dividend of $2.00 per Share —

— Share Repurchase Authorization Increased to $100 Million —

ARLINGTON, Va., November 1, 2007 — Strayer Education, Inc. (Nasdaq: STRA) today announced financial results for the three months ended September 30, 2007. Financial highlights are as follows:

Three Months Ended September 30

•

Revenues for the three months ended September 30, 2007 increased 23% to $69.8 million, compared to $56.7 million for the same period in 2006, due to increased enrollment and a 5% tuition increase which commenced in January 2007.

•	Income from operations was $13.1 million compared to $9.0 million for the same period in 2006, an increase of 45%. Operating income margin was 18.7% compared to 15.9% for the same period in 2006.
•

Net income was $9.3 million compared to $6.3 million for the same period in 2006, an increase of 46%. Diluted earnings per share was $0.64 compared to $0.44 for the same period in 2006, an increase of 45%. Diluted weighted average shares outstanding increased to 14,557,000 from 14,462,000 for the same period in 2006.

Nine Months Ended September 30

•

Revenues for the nine months ended September 30, 2007 increased 21% to $228.9 million, compared to $189.3 million for the same period in 2006, due to increased enrollment and a 5% tuition increase which commenced in January 2007.

•	Income from operations was $68.4 million compared to $55.5 million for the same period in 2006, an increase of 23%. Operating income margin was 29.9% compared to 29.3% for the same period in 2006.
•

Net income was $45.4 million compared to $36.3 million for the same period in 2006, an increase of 25%. Diluted earnings per share was $3.13 compared to $2.50 for the same period in 2006, an increase of 25%. Diluted weighted average shares outstanding increased to 14,510,000 from 14,506,000 for the same period in 2006.

“We are pleased with our solid financial results for the third quarter and our strong student enrollment for the fall term,” said Robert S. Silberman, Chairman and CEO of Strayer Education, Inc. “We look forward to opening nine new campuses in 2008. For the 2008 winter term, we will increase our investments in the Raleigh and Charlotte, North Carolina markets by adding a third campus in each.”

Balance Sheet and Cash Flow

At September 30, 2007, the Company had cash, cash equivalents and marketable securities (a diversified, no load, short-term, tax exempt bond fund) of $162.4 million and no debt. The Company generated $48.8 million from operating activities in the first nine months of 2007. In June 2007, the Company received $5.8 million in net sale proceeds related to the sale of its Loudoun, Virginia campus building. Capital expenditures were $11.9 million for the same nine month period.

During the three months ended September 30, 2007, the Company used $4.0 million to repurchase 25,150 shares of common stock at an average price of $158.93 as part of a previously announced common stock repurchase authorization. During the nine months ended September 30, 2007, the Company paid $13.6 million of regular, quarterly common stock dividends and received $13.7 million upon the exercise of stock options.

For the third quarter 2007, bad debt expense as a percentage of revenue was 3.5% compared to 3.2% for the same period in 2006. Days sales outstanding, adjusted to exclude tuition receivable related to future quarters, was 12 days at the end of the third quarter of 2007, compared to 10 days at the end of the same period in 2006.

Student Enrollment

Enrollment at Strayer University for the 2007 fall term increased 15% to 36,082 students compared to 31,372 students for the same term in 2006. Across the Strayer University campus and online system, continuing student enrollments increased 15% while new student enrollments increased 16%. Global (out of area) online students increased 27%. Students taking 100% of their classes online (including campus based students) increased 18%. The total number of students taking at least one class online increased 17% to 25,403.

Student Enrollment

	Fall 2006	Fall 2007	% Change
Campus Based Students:
New Campuses (21 in operation 3 years or less)
Classroom Students	1,134	2,424	114%
Online Students	1,638	3,117	90%
Total New Campus Based Students	2,772	5,541	100%
Mature Campuses (30 in operation more than 3 years)
Classroom Students	12,171	12,264	1%
Online Students	13,424	14,460	8%
Total Mature Campus Based Students	25,595	26,724	4%
Total Campus Based Students	28,367	32,265	14%
Global (out of area) Online Students	3,005	3,817	27%
Total University Enrollment	31,372	36,082	15%
Total Students Taking 100% of Courses Online	18,067	21,394	18%
Total Students Taking at Least 1 Course Online	21,705	25,403	17%

New Campus Openings

The Company announced today that it intends to open nine new campuses in 2008. Subject to the completion of regulatory approvals, the first two campuses, Charlotte and Raleigh, North Carolina are currently slated for a winter term 2008 start of classes. These new campuses will be the third in each of these markets.

Fiscal Year 2005 Cohort Default Rate

During the third quarter, the Company received notification from the U.S. Department of Education that its Cohort Default Rate for fiscal year 2005 (the most recent annual period for which the data is available) was 3.9% as compared to 4.5% for the prior fiscal year.

2007 Business Outlook

Based on the strong enrollment growth announced for the 2007 fall term and the planned investments in opening new campuses, the Company estimates fourth quarter 2007 diluted earnings per share will be in the range of $1.29 to $1.31. Based on its fourth quarter 2007 estimates, the Company expects its full year 2007 diluted earnings per share will be in the range of $4.42 to $4.44. Included in these estimates is stock-based compensation expense of approximately $0.11 per share after tax in the fourth quarter of 2007 and approximately $0.44 per share after tax for the full year 2007.

2008 Business Model

The Company announced today that it is implementing a 5% tuition increase effective January 2008. With the announcement of nine new campuses in 2008 and assuming a 15% increase in annual enrollment, the Company would expect an 18-19% increase in revenue, and roughly stable operating margins, leading to diluted earnings per share in the range of $5.15 to $5.25. Included in this range is the Company’s estimate of $0.46-$0.50 per share after tax of stock-based compensation expense.

Special and Quarterly Common Stock Cash Dividends

The Company announced today that its Board of Directors has declared that the Company will pay a special common stock dividend in the amount of $2.00 per share. This dividend will be paid on January 16, 2008 to shareholders of record as of January 2, 2008.

The Company also announced today that its Board of Directors is increasing the Company’s annual common stock dividend to $1.50 per share from $1.25 per share. This annual dividend will be paid quarterly in the amount of $0.375 per share. Accordingly, the Company’s Board of Directors has declared that the Company will pay a dividend of $0.375 per share on December 10, 2007 to shareholders of record as of November 26, 2007.

Share Repurchase Plan

The Company announced today that the Company’s Board of Directors amended the share repurchase program to authorize the repurchase of an additional $88 million in value of the Company’s common stock over the next 14 months. As a result, the total remaining amount authorized for share repurchases under this program is $100 million as of October 31, 2007. These share repurchases, if made, will be in the form of open market purchases from time to time at the discretion of the Company’s management, depending on market conditions and other corporate considerations. The Company intends to effect such purchases, if any, in compliance with Rule 10b-18 under the Securities Exchange Act of 1934, as amended. This share repurchase program may be modified, suspended or terminated at any time by the Company without notice.

Shares and Options Outstanding

At September 30, 2007, the Company had 14,498,955 common shares issued and outstanding, and 420,667 stock options outstanding with a weighted average exercise price of $69.70 and a remaining weighted average contractual life of 2.7 years.

Investor Day

As previously announced, the Company will host an Investor Day on November 6-7, 2007 in Philadelphia, Pennsylvania. Investor Day will also be available via Webcast. Additional information and registration can be found on the Company’s website at www.strayereducation.com.

Conference Call with Management

Strayer Education, Inc. will host a conference call to discuss its third quarter 2007 earnings at 10:00 a.m. (ET) today. To participate on the live call, investors should dial (800) 289-0468 10 minutes prior to the start time. In addition, the call will be available via live Webcast over the Internet. To access the live Webcast of the conference call, please go to www.strayereducation.com 15 minutes prior to the start time of the call to register. An archived replay of the conference call will be available at (888) 203-1112 (pass code 7473218) starting at 1:00 p.m. (ET) today and will be available through Monday, November 5, and archived at www.strayereducation.com for 90 days.

Strayer Education, Inc. (Nasdaq: STRA) is an education services holding company that owns Strayer University and certain other assets. Strayer’s mission is to make higher education achievable and convenient for working adults in today’s economy. Strayer University is a proprietary institution of higher learning that offers undergraduate and graduate degree programs in business administration, accounting, information technology, education, and public administration to more than 36,000 working adult students at 51 campuses in 12 states and Washington, D.C. and worldwide via the Internet. Strayer University is committed to providing an education that prepares working adult students for advancement in their careers and professional lives. Founded in 1892, Strayer University is accredited by the Middle States Commission on Higher Education.

For more information on Strayer Education, Inc. visit www.strayereducation.com and for Strayer University visit www.strayer.edu.

This press release contains statements that are forward looking and are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995(“Reform Act”). The statements are based on the Company’s current expectations and are subject to a number of uncertainties and risks. In connection with the safe harbor provisions of the Reform Act, the Company has identified important factors that could cause the Company’s actual results to differ materially. The uncertainties and risks include the pace of growth of student enrollment, our continued compliance with Title IV of the Higher Education Act, and the regulations thereunder, as well as regional accreditation standards and state and regional regulatory requirements, competitive factors, risks associated with the opening of new campuses, risks associated with the offering of new educational programs and adapting to other changes, risks associated with the acquisition of existing educational institutions, risks relating to the timing of regulatory approvals, our ability to implement our growth strategy, and general economic and market conditions. Further information about these and other relevant risks and uncertainties may be found in the Company’s annual report on Form 10-K and its other filings with the Securities and Exchange Commission, all of which are incorporated herein by reference and which are available from the Commission. We undertake no obligation to update or revise forward looking statements.

STRAYER EDUCATION, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, except per share data)

	For the three months ended September 30,		For the nine months ended September 30,
	2006	2007	2006	2007
Revenues	$56,693	$69,813	$189,341	$228,881
Costs and expenses:
Instruction and educational support	21,613	26,242	66,370	79,215
Selling and promotion	16,164	18,074	38,011	44,125
General and administration	9,918	12,439	29,503	37,185
Income from operations	8,998	13,058	55,457	68,356
Investment and other income	1,160	1,763	3,277	4,783
Income before income taxes	10,158	14,821	58,734	73,139
Provision for income taxes	3,822	5,546	22,423	27,698
Net income	$6,336	$9,275	$36,311	$45,441
Net income per share:
Basic	$0.45	$0.65	$2.56	$3.19
Diluted	$0.44	$0.64	$2.50	$3.13
Weighted average shares outstanding:
Basic	14,157	14,280	14,204	14,250
Diluted	14,462	14,557	14,506	14,510
Common dividends per share	$0.25	$0.31	$0.75	$0.94

In 2006, the Company began recording stock-based compensation expense under FAS 123(R). The table below sets forth the amount of stock-based compensation expense recorded in each of the expense line items.

	For the three months ended September 30,		For the nine months ended September 30,
	2006	2007	2006	2007
Instruction and educational support	$149	$167	$488	$510
Selling and promotion	136	164	409	470
General and administration	1,899	2,248	4,634	6,639
Total stock-based compensation expense	$2,184	$2,579	$5,531	$7,619

STRAYER EDUCATION, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share data)

	December 31, 2006	September 30, 2007
ASSETS
Current assets:
Cash and cash equivalents	$52,663	$86,462
Marketable securities available for sale, at fair value	75,763	75,958
Tuition receivable, net of allowances for doubtful accounts of $3,029 and $2,916 at December 31, 2006 and September 30, 2007, respectively	80,753	97,820
Income taxes receivable	—	2,355
Other current assets	4,653	8,449
Total current assets	213,832	271,044
Property and equipment, net	52,748	55,266
Deferred income taxes	3,400	7,832
Restricted cash	500	500
Other assets	364	418
Total assets	$270,844	$335,060
LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,923	$12,348
Accrued expenses	1,830	2,834
Income taxes payable	4,979	—
Unearned tuition	73,896	93,122
Other current liabilities	—	281
Total current liabilities	91,628	108,585
Long-term liabilities	7,689	10,867
Total liabilities	99,317	119,452
Commitments and contingencies
Stockholders’ equity:
Common stock, par value $.01; 20,000,000 shares authorized; 14,293,584 and 14,498,955 shares issued and outstanding at December 31, 2006 and September 30, 2007, respectively	141	145
Additional paid-in capital	87,487	99,621
Retained earnings	84,043	115,867
Accumulated other comprehensive loss	(144)	(25)
Total stockholders’ equity	171,527	215,608
Total liabilities and stockholders’ equity	$270,844	$335,060

STRAYER EDUCATION, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	For the nine months ended September 30,
	2006	2007
Cash flow from operating activities:
Net income	$36,311	$45,441
Adjustments to reconcile net income to net cash
provided by operating activities:
Amortization of deferred rent	136	(28)
Amortization of gain on sale of assets	—	(29)
Depreciation and amortization	5,165	6,235
Provision for student loan losses	(95)	—
Deferred income taxes	(2,641)	(4,523)
Stock-based compensation	5,072	7,340
Changes in assets and liabilities:
Tuition receivable, net	(19,949)	(17,067)
Other current assets	(1,911)	(3,781)
Other assets	(474)	(54)
Accounts payable	4,081	1,583
Accrued expenses	471	1,004
Income taxes payable	(4,790)	3,770
Excess tax benefits from stock-based payment arrangements	(3,540)	(11,104)
Unearned tuition	21,509	19,226
Deferred lease incentives	—	756
Student loans originated	(3)	—
Collections on student loans receivable and held for sale	23	—
Net cash provided by operating activities	39,365	48,769
Cash flows from investing activities:
Purchases of property and equipment	(8,933)	(11,905)
Proceeds from the sale of property and equipment	—	5,754
Purchases of marketable securities	(30,000)	—
Net cash used in investing activities	(38,933)	(6,151)
Cash flows from financing activities:
Common dividends paid	(10,795)	(13,617)
Proceeds from exercise of stock options	6,504	13,690
Excess tax benefits from stock-based payment arrangements	3,540	11,104
Repurchase of common stock	(27,039)	(19,996)
Net cash used in financing activities	(27,790)	(8,819)
Net (decrease) increase in cash and cash equivalents	(27,358)	33,799
Cash and cash equivalents – beginning of period	74,212	52,663
Cash and cash equivalents – end of period	$46,854	$86,462
Non-cash transactions:
Purchases of property and equipment included in accounts payable	$516	$343